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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 6, 2005

       INTERNATIONAL SHIPHOLDING CORPORATION COMPLETES PUBLIC OFFERING OF
          $40.0 MILLION OF 6% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

      New Orleans, Louisiana - January 6, 2005 - International Shipholding Corporation (NYSE: ISH) announced today the completion of its public offering of $40.0 million of its 6% Convertible Exchangeable Preferred Stock.

      The preferred stock, which has a liquidation preference of $50 per share, will accrue cumulative quarterly cash dividends from the date of issuance at a rate of 6% per annum. The preferred stock is initially convertible into two million shares of ISH common stock, equivalent to an initial conversion price of $20.00 per share of ISH common stock and reflecting a 34% conversion premium to the $14.90 per share closing price of ISH's common stock on the New York Stock Exchange on December 29, 2004.

      The underwriter for the offering was Ferris, Baker Watts, Incorporated, which has an option, exercisable at any time on or before January 28, 2005, to purchase up to an additional $4.0 million of the preferred stock to cover over-allotments, if any. All shares of the preferred stock, which is a new series of ISH's capital stock, were sold by ISH.

      The preferred stock will be listed on the NYSE under the symbol "ISH Pr." ISH expects that trading in the preferred stock will commence no later than February 7, 2005.

      A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                     * * *

Contacts:

Erik F. Johnsen, Chairman         (504) 529-5461
Niels M. Johnsen, President       (212) 943-4141